Filed Pursuant to Rule 424(b)(3)
Registration No. 333-261599
PROSPECTUS SUPPLEMENT NO. 2
(to prospectus dated April 12, 2022)

10,000,000 Shares
Common Stock
Context Therapeutics Inc.

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated April 12, 2022 (the “Prospectus”), related to the disposition, from time to time, by the selling stockholders identified in the Prospectus under the caption “Selling Stockholders” of up to 10,000,000 shares of our common stock, with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on June 3, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.
This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on this prospectus supplement.
Our common stock is traded on the Nasdaq Capital Market under the symbol “CNTX.” On June 2, 2022, the last reported closing sale price of our common stock on the Nasdaq Capital Market was $2.19 per share.
We are an “emerging growth company” under the federal securities laws and have elected to comply with certain reduced public company reporting requirements.
Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 11 of the Prospectus to read about factors you should consider before buying shares of our common stock.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is June 3, 2022

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________

FORM 8-K
_______________________

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 2, 2022
_______________________

Context Therapeutics Inc.
(Exact name of registrant as specified in its charter)
_______________________

Delaware	001-40654	86-3738787
(State of other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2001 Market Street, Suite 3915, Unit#15
Philadelphia, Pennsylvania 19103
(Address of principal executive offices including zip code)

(267) 225-7416
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)
_______________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading	Name of exchange
	Symbol	on which registered
Common Stock	CNTX	The Nasdaq Stock Market
$0.001 par value per share

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07 Submission of Matters to a Vote of Security Holders.

On June 2, 2022, Context Therapeutics Inc. ("the Company") held its Annual Meeting of Stockholders. As of April 4, 2022, the record date for the Annual Meeting, there were 15,966,053 shares of Company common stock issued and outstanding and entitled to vote on the proposal presented at the Annual Meeting, of which 9,161,941, or approximately 57.38%, were present or represented by proxy, which constituted a quorum. The holders of shares of Company common stock are entitled to one vote for each share held. Set forth below are the final voting results for the proposal submitted to a vote of the Company's stockholders at the Annual Meeting, which was described in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on April 4, 2022.

Proposal 1. Ratification of Selection of Independent Registered Public Accounting Firm

The Company’s stockholders ratified the appointment of CohnReznick LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022. The voting on this proposal is set forth below:

	For	Against	Abstentions	Broker Non-Votes
Ratification of CohnReznick LLP	9,144,524	8,877	8,540	---

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 3, 2022	Context Therapeutics Inc.

By: /s/ Martin Lehr
Name: Martin Lehr
Title: Chief Executive Officer